EXHIBIT 10.35

Vertis Holdings, Inc.
2004 Restricted Stock Term Sheet

April 5, 2004

Goal:	Provide an equity incentive for 2004 performance to certain key employees of Vertis Holdings, Inc. (the “Company”).

Participant:	Dean Durbin (the “Participant”).

Award:	22,500 shares of the Company’s restricted common stock (the “Award Shares”) that will be granted upon the achievement of certain performance thresholds.

Thresholds:

11,250 of the Award Shares will be granted to the Participant if the Company’s board of directors determines that the Company’s EBITDA for the year ended December 31, 2004 (“Company EBITDA”) is at least $207.0 million.  An additional 11,250 of the Award Shares will be granted if Company EBITDA is at least $214.0 million. For Company EBITDA of between $207.0 million and $214.0 million, the grant will be proportionately adjusted such that the total number of Award Shares granted equals 11,250 plus (11,250 multiplied by Company EBITDA in excess of $207.0 million (up to $7.0 million) and divided by $7.0 million).

Timing:

The Award Shares will be granted as soon as reasonably practicable following the Company’s determination as to whether (and to what extent) the Participant has exceeded the 2004 thresholds described above.

Restricted Stock:

Upon issuance, the Award Shares will still constitute “restricted” shares of the Company’s common stock. The shares are restricted because they are subject to forfeiture and restrictions on transfer until the shares “vest.” Once shares of restricted stock have vested, those shares will no longer be subject to forfeiture.

Vesting:

The shares of restricted stock will vest (assuming your continued employment) immediately prior to the first to occur of a “liquidity event,” your death or the date on which you suffer a “disability.” Prior to vesting, your unvested restricted stock will be forfeited completely if you leave the employ of the Company (or its subsidiaries) for any or no reason (other than your death or disability), including voluntary resignation or termination of your employment with or without cause. Because the vesting of the restricted stock depends on the occurrence of a future event which may or may not occur, the Company cannot assure you that the restricted stock will ever become vested.

Transfers:	Because the Company is privately owned, the restricted stock will continue to be subject to restrictions on transfer, even after it vests.

Documentation:

The Award Shares described in this term sheet will only be issued upon the full execution of a restricted stock agreement substantially in the form attached hereto as Exhibit A (the “Restricted Stock Agreement”). This term sheet is qualified in its entirety by reference to the detailed terms and conditions included in the Restricted Stock Agreement. You should carefully review the Restricted Stock Agreement.

Confidentiality:

The Award Shares are being made available only to the Participant and to a limited number of other key employees of the Company. In order to receive any Award Shares, the Participant must maintain the confidentiality of this term sheet, the Award Shares and the thresholds described above. Any disclosure in violation of this provision may result in the forfeiture of any Award Shares to which the Participant may become entitled.

Questions:	Any questions regarding this transaction should be sent by e-mail to restrictedshare2004@vertisinc.com.

THIS TERM SHEET IS FOR INFORMATIONAL PURPOSES ONLY.  THE CONTENTS OF THIS TERM SHEET ARE NOT TO BE CONSTRUED AS LEGAL, BUSINESS OR TAX ADVICE.  EACH PARTICIPANT SHOULD CONSULT THE PARTICIPANT’S OWN ATTORNEY, BUSINESS ADVISOR AND TAX ADVISOR AS TO LEGAL, BUSINESS AND TAX ADVICE.